ARTICLES OF AMENDMENT
                     AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              CHERNE MEDICAL, INC.

         The undersigned hereby certifies that Restated Articles of Incorporation for Cherne Medical, Inc, in the form attached hereto as Exhibit A were adopted pursuant to Minnesota Statutes 302A at a meeting of the shareholders of the corporation duly convened and held on the 28th day of May, 1992 which Restated Articles supercedes the original Articles and all Amendments to them

         I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.

Dated: May 28, 1992

                              /s/ David L. Printy
                              -----------------------------------
                              David L. Printy, Chairman, President
                              And Chief Executive Officer